Exhibit 99.2

TRADING DATA

The following table sets forth all transactions in the Class A Common Stock of the Issuer effected in the last sixty days by the Edge One Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Class A Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Date	# of Shares Purchased	Price ($)
1/30/2025	20,900	2.39
1/31/2025	83	2.35
2/20/2025	1,300	2.35
2/20/2025	8,700	2.36
2/20/2025	3,000	2.36
2/20/2025	2,500	2.36
2/20/2025	1,700	2.36
2/20/2025	500	2.36
2/20/2025	3,300	2.38
2/20/2025	35,000	2.38
2/25/2025	1,544	2.03
3/7/2025	624	2.05
3/7/2025	23,776	2.09
3/10/2025	25,650	1.95
3/26/2025	116,300	2.15
3/26/2025	1,569	2.12
3/26/2025	470,000	2.14
3/27/2025	16,018	2.15
3/27/2025	12,000	2.3
3/27/2025	46,987	2.3
3/27/2025	5,943	2.35
3/27/2025	5,826	2.38
3/27/2025	41,244	2.38
3/27/2025	3,982	2.39
3/27/2025	1,800	2.38
3/27/2025	25,124	2.45
3/27/2025	2,008	2.45
3/27/2025	400	2.42
3/27/2025	7,100	2.45
3/27/2025	65,576	2.45
3/27/2025	16,919	2.44
3/27/2025	4,884	2.43
3/27/2025	3,670	2.45
3/27/2025	2,942	2.44
3/27/2025	3,700	2.45
3/27/2025	65,877	2.45
3/27/2025	10,000	2.39
3/27/2025	11,500	2.15
3/27/2025	11,500	2.15